Exhibit 99.1
NEWS RELEASE
1901 Chouteau Avenue: St. Louis, MO 63103: Ameren.com

Contacts
Media	Investors	Investors
Tony Paraino	Andrew Kirk	Investor Services
314.554.2182	314.554.3942	800.255.2237
aparaino@ameren.com	akirk@ameren.com	invest@ameren.com
For Immediate Release
Ameren Announces 2020 Results
and Issues Guidance for 2021 Earnings and Long-Term Growth
•2020 Diluted Earnings Per Share (EPS) were $3.50, Compared to $3.35 in 2019
•2021 Diluted EPS Guidance Range Established at $3.65 to $3.85
•2021 through 2025 EPS Growth Rate Guidance Established
•Expect future dividend growth to be in line with long-term EPS growth expectations
ST. LOUIS (Feb. 18, 2021) — Ameren Corporation (NYSE: AEE) today announced 2020 net income attributable to common shareholders of $871 million, or $3.50 per diluted share, compared to 2019 net income attributable to common shareholders of $828 million, or $3.35 per diluted share.
Earnings results for 2020 were driven by strong operating performance and execution of the company's strategy despite the challenges associated with COVID-19. Higher earnings were the result of increased infrastructure investments across all business segments. Earnings were positively impacted by new Ameren Missouri electric service rates effective April 1, 2020, driven in part by earnings on infrastructure investments. In addition, Ameren Missouri's operations and maintenance expenses were lower due to a Missouri Public Service Commission (MoPSC) approved change in the timing of expense recognition for the Callaway Energy Center scheduled nuclear refueling and maintenance outage, as well as from disciplined cost management. Earnings also benefited from the impact of the May 2020 Federal Energy Regulatory Commission (FERC) order addressing the Midcontinent Independent System Operator (MISO) allowed base return on equity at Ameren Transmission. These favorable factors were partially offset by lower Ameren Missouri electric retail sales due to the impact of COVID-19 and weather, as well as lower energy efficiency performance incentives compared to 2019. Finally, the earnings comparison reflected increased interest expense primarily due to higher long-term debt outstanding at Ameren Missouri and Ameren Parent, as well as a lower allowed return on equity at Ameren Illinois Electric Distribution.
"In 2020, we successfully executed our strategy across our businesses while continuing our relentless focus on the safety of our co-workers, customers and communities during these unprecedented times due to COVID-19," said Warner L. Baxter, chairman, president and chief executive officer of Ameren Corporation. “We remain focused on our robust energy infrastructure investment plan to deliver reliable, affordable and cleaner electric and gas services for our customers. These investments will allow us to continue to deliver significant long-term value as we build a sustainable energy future for generations to come."
"I am also pleased to report that we made significant progress on sustainability initiatives tied to environmental, social and governance matters in 2020," Baxter said. "This included establishing an Ameren-wide net-zero carbon emissions goal by 2050 and robust interim carbon emission reductions in conjunction with filing a comprehensive Integrated Resource Plan in Missouri that significantly accelerated our transition to a cleaner and more diverse energy portfolio. A significant milestone toward accomplishing our net zero carbon emissions goal was reached with the acquisition of the 400 megawatt High Prairie Renewable Energy Center in December. In addition, we provided over $23 million in COVID-19 relief and energy assistance to our customers. We also committed $10 million over five years to non-profits focused on diversity, equity and inclusion and significantly increased our spend to approximately $800 million with diverse suppliers. Finally, our board of directors took steps to directly tie executive incentive compensation to environmental, social and governance metrics, as well as enhance its oversight of sustainability matters."
Ameren recorded net income attributable to common shareholders for the three months ended Dec. 31, 2020, of $115 million, or 46 cents per diluted share, compared to net income attributable to common shareholders of $94 million, or 38 cents per diluted share, for the same period in 2019.
The year-over-year increase in fourth quarter 2020 earnings was due to increased infrastructure investments across all of our business segments, new Ameren Missouri electric service rates effective April 1, 2020, and lower operations and maintenance expenses, primarily at Ameren Missouri. These favorable factors were partially offset by increased interest expense due to higher long-term debt outstanding at Ameren Missouri and Ameren Parent, as well as a lower allowed return on equity at Ameren Illinois Electric Distribution.
Earnings, Rate Base and Dividend Guidance
Ameren expects 2021 diluted earnings per share to be in a range of $3.65 to $3.85. Ameren expects diluted earnings per share to grow at a 6% to 8% compound annual rate from 2021 through 2025, using the 2021 guidance range midpoint of $3.75 per share as the base. Ameren's multi-year earnings growth is expected to be driven by strong projected rate base growth of approximately 8% compounded annually from 2020 through 2025.
"Last week, we were pleased to announce an increase to our quarterly dividend, which marked the eighth consecutive year of growth," said Baxter. "This increase, coupled with the dividend increase of 4% in October 2020, reflects confidence by the Ameren Board of Directors in the outlook for our businesses and management's ability to execute its strategy for the long-term benefit of its customers and shareholders. Ameren expects future dividend growth to be in line with its long-term earnings-per-share growth expectations and within a payout ratio of 55% to 70%. In addition to earnings growth considerations, future dividend decisions will be driven by cash flow, investment requirements and other business conditions."
"Looking ahead, we remain focused on strong execution of our strategy. We have a robust pipeline of critical infrastructure investments to modernize the energy grid and transition to a cleaner energy portfolio in a responsible fashion. These investments, combined with our continued focus on disciplined cost management, will continue to deliver superior value to our customers, the communities we serve and our shareholders, while keeping customer rates affordable," Baxter said.
Ameren's earnings guidance for 2021 and multi-year growth expectations assume normal temperatures and are subject to the effects of, among other things: the impacts of COVID-19; 30-year U.S. Treasury bond yields; regulatory, judicial and legislative actions; energy center and energy distribution operations; energy, economic, capital and credit market conditions; severe storms; unusual or otherwise unexpected gains or losses; and other risks and uncertainties outlined, or referred to, in the Forward-looking Statements section of this press release.
Ameren Missouri Segment Results
Ameren Missouri 2020 earnings were $436 million, compared to 2019 earnings of $426 million. The year-over-year improvement reflected new electric service rates effective April 1, 2020. In addition, operations and maintenance expenses were lower due to the MoPSC-approved change in the timing of expense recognition for the Callaway Energy Center scheduled nuclear refueling and maintenance outage, as well as from disciplined cost management. These favorable factors were partially offset by lower electric sales from milder-than-normal summer and winter temperatures compared to near-normal temperatures in the year-ago period, as well as due to the impact of COVID-19. In addition, the comparison was negatively impacted by lower energy efficiency performance incentives compared to the year-ago period and increased interest expense due to higher long-term debt outstanding.
Ameren Illinois Electric Distribution Segment Results
Ameren Illinois Electric Distribution 2020 earnings were $143 million, compared to 2019 earnings of $146 million. The year-over-year comparison reflected increased earnings on infrastructure and energy efficiency investments that were more than offset by a lower allowed return on equity due to a lower average 30-year U.S. Treasury bond yield in 2020 compared to 2019.
Ameren Illinois Natural Gas Segment Results
Ameren Illinois Natural Gas 2020 earnings were $99 million, compared to 2019 earnings of $84 million. The year-over-year improvement reflected increased earnings on infrastructure investments and lower operations and maintenance expenses due to disciplined cost management.
Ameren Transmission Segment Results
Ameren Transmission 2020 earnings were $216 million, compared to 2019 earnings of $185 million. The year-over-year improvement reflected increased earnings on infrastructure investments and the impact of the May 2020 FERC order addressing the MISO allowed base return on equity.
Ameren Parent Results (includes items not reported in a business segment)
Ameren Parent results for 2020 reflected a loss of $23 million, compared to a 2019 loss of $13 million. The year-over-year comparison reflected increased interest expense primarily due to higher long-term debt outstanding and lower tax benefits associated with share-based compensation.

Analyst Conference Call
Ameren will conduct a conference call for financial analysts at 9 a.m. Central Time on Friday, Feb. 19, to discuss 2020 earnings, earnings guidance and other matters. Investors, the news media and the public may listen to a live broadcast of the call at AmerenInvestors.com by clicking on "Webcast" under "Q4 2020 Earnings Conference Call," where an accompanying slide presentation will also be available. The conference call and presentation will be archived for one year in the “Investor News and Events” section of the website under “Events and Presentations.”
About Ameren
St. Louis-based Ameren Corporation powers the quality of life for 2.4 million electric customers and more than 900,000 natural gas customers in a 64,000-square-mile area through its Ameren Missouri and Ameren Illinois rate-regulated utility subsidiaries. Ameren Illinois provides electric transmission and distribution service and natural gas distribution service. Ameren Missouri provides electric generation, transmission and distribution service, as well as natural gas distribution service. Ameren Transmission Company of Illinois develops, owns and operates rate-regulated regional electric transmission projects. For more information, visit Ameren.com, or follow us at @AmerenCorp, Facebook.com/AmerenCorp, or LinkedIn/company/Ameren.

Forward-looking Statements
Statements in this release not based on historical facts are considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, projections, strategies, objectives, events, conditions, and financial performance. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The following factors, in addition to those discussed under Risk Factors in Ameren’s Annual Report on Form 10-K for the year ended December 31, 2019, Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, and elsewhere in this release and in our other filings with the Securities and Exchange Commission, could cause actual results to differ materially from management expectations suggested in such forward-looking statements:
•regulatory, judicial, or legislative actions, and any changes in regulatory policies and ratemaking determinations, that may change regulatory recovery mechanisms, such as those that may result from potential future orders and the July 2020 appeal filed by Ameren Missouri, Ameren Illinois, and Ameren Transmission Company of Illinois (ATXI) challenging the refund period related to the May 2020 Federal Energy Regulatory Commission (FERC) order determining the allowed base return on common equity (ROE) under the Midcontinent Independent System Operator (MISO) tariff, the July 2020 appeal filed by Ameren Missouri, Ameren Illinois, and ATXI challenging the FERC’s rehearing denials in the transmission formula rate revision cases, Ameren Illinois' electric distribution service rate reconciliation request filed with the ICC in April 2020, Ameren Illinois’ qualifying infrastructure plant rider reconciliation hearing with the ICC requested in March 2019 and requests filed with the Missouri Public Service Commission (MoPSC) in October 2020 for accounting authority orders related to Ameren Missouri's electric and natural gas services to allow Ameren Missouri to accumulate certain costs incurred related to the COVID-19 pandemic;
•the length and severity of the COVID-19 pandemic, and its impacts on our business continuity plans and our results of operations, financial position, and liquidity, including but not limited to changes in customer demand resulting in changes to sales volumes, customers’ payment for our services and their use of deferred payment arrangements, future regulatory or legislative actions that could require suspension of customer disconnections and/or late fees, among other things, for an extended period of time, the health and welfare of our workforce and contractors, supplier disruptions, delays in the completion of construction projects, which could impact our planned capital expenditures and expected planned rate base growth, Ameren Missouri's ability to recover any forgone customer late fee revenues or incremental costs, our ability to meet customer energy-efficiency program goals and earn performance incentives related to those programs, changes in how we operate our business and increased data security risks as a result of the transition to remote working arrangements for a significant portion of our workforce, and our ability to access the capital markets on reasonable terms and when needed;
•the effect and duration of Ameren Illinois’ election to participate in performance-based formula ratemaking framework for its electric distribution service, which, unless extended, expires at the end of 2022, and its participation in electric energy-efficiency programs, including the direct relationship between Ameren Illinois’ ROE and the 30-year United States Treasury bond yields;
•the effect on Ameren Missouri of any customer rate caps pursuant to Ameren Missouri’s election to use the plant-in-service accounting (PISA), including an extension of use beyond 2023, if requested by Ameren Missouri and approved by the MoPSC;
•the effects of changes in federal, state, or local laws and other governmental actions, including monetary, fiscal, and energy policies;
•the effects of changes in federal, state, or local tax laws, regulations, interpretations, or rates, and challenges to the tax positions we have taken, if any, as well as resulting effects on customer rates;
•the effects on energy prices and demand for our services resulting from technological advances, including advances in customer energy efficiency, electric vehicles, electrification of various industries, energy storage, and private generation sources, which generate electricity at the site of consumption and are becoming more cost-competitive;
•the effectiveness of Ameren Missouri’s customer energy-efficiency programs and the related revenues and performance incentives earned under its Missouri Energy Efficiency Investment Act (MEEIA) programs;

•Ameren Illinois’ ability to achieve the performance standards applicable to its electric distribution business and the FEJA electric customer energy-efficiency goals and the resulting impact on its allowed ROE;
•our ability to control costs and make substantial investments in our businesses, including our ability to recover costs, investments, and our allowed ROEs within frameworks established by our regulators, while maintaining affordability of our services for our customers;
•the cost and availability of fuel, such as low-sulfur coal, natural gas, and enriched uranium used to produce electricity; the cost and availability of purchased power, zero emission credits, renewable energy credits, and natural gas for distribution; and the level and volatility of future market prices for such commodities and credits;
•disruptions in the delivery of fuel, failure of our fuel suppliers to provide adequate quantities or quality of fuel, or lack of adequate inventories of fuel, including nuclear fuel assemblies from the one Nuclear Regulatory Commission-licensed supplier of Ameren Missouri's Callaway Energy Center assemblies;
•the cost and availability of transmission capacity for the energy generated by Ameren Missouri's energy centers or required to satisfy Ameren Missouri's energy sales;
•the effectiveness of our risk management strategies and our use of financial and derivative instruments;
•the ability to obtain sufficient insurance, including insurance for Ameren Missouri’s nuclear and coal-fired energy centers, or, in the absence of insurance, the ability to timely recover uninsured losses from our customers;
•the impact of cyberattacks on us or our suppliers, which could, among other things, result in the loss of operational control of energy centers and electric and natural gas transmission and distribution systems and/or the loss of data, such as customer, employee, financial, and operating system information;
•business and economic conditions, which have been affected by, and will be affected by the length and severity of, the COVID-19 pandemic, including the impact of such conditions on interest rates;
•disruptions of the capital markets, deterioration in our credit metrics, or other events that may have an adverse effect on the cost or availability of capital, including short-term credit and liquidity;
•the actions of credit rating agencies and the effects of such actions, including any impacts on our credit ratings that may result from the economic conditions of the COVID-19 pandemic;
•the inability of our counterparties to meet their obligations with respect to contracts, credit agreements, and financial instruments, including as it relates to the construction and acquisition of electric and natural gas utility infrastructure and the ability of counterparties to complete projects which is dependent upon the availability of necessary materials and equipment, including those that are affected by the disruptions in the global supply chain caused by the COVID-19 pandemic;
•the impact of weather conditions and other natural phenomena on us and our customers, including the impact of system outages and the level of wind and solar resources;
•the construction, installation, performance, and cost recovery of generation, transmission, and distribution assets;
•the effects of failures of electric generation, electric and natural gas transmission or distribution, or natural gas storage facilities systems and equipment, which could result in unanticipated liabilities or unplanned outages;
•the operation of Ameren Missouri’s Callaway Energy Center, including planned and unplanned outages, such as the current outage that began in December 2020 related to its generator, and the ability to recover costs associated with such outages and the impact of such outages on off-system sales and purchased power, among other things;
•Ameren Missouri’s ability to recover the remaining investment and decommissioning costs associated with the retirement of an energy center, as well as the ability to earn a return on that remaining investment and those decommissioning costs;
•the impact of current environmental laws and new, more stringent, or changing requirements, including those related to the New Source Review and carbon dioxide, other emissions and discharges, cooling water intake structures, coal combustion residuals, and energy efficiency, that could limit or terminate the operation of certain of Ameren Missouri's energy centers, increase our operating costs or investment requirements, result in an impairment of our assets, cause us to sell our assets, reduce our customers’ demand for electricity or natural gas, or otherwise have a negative financial effect;
•the impact of complying with renewable energy standards in Missouri and Illinois and with the zero emission standard in Illinois;
•Ameren Missouri’s ability to construct and/or acquire wind, solar, and other renewable energy generation facilities, retire energy centers, and implement new or existing customer energy efficiency programs, including any such construction, acquisition, retirement, or implementation in connection with its Smart Energy Plan, the 2020 Integrated Resource Plan, or our emissions reduction goals, and to recover its cost of investment, related return, and in the case of customer energy-efficiency programs, any lost margins in a timely manner, which is affected by the ability to obtain all necessary regulatory and project approvals, including a certificate of convenience and necessity from the MoPSC or any other required approvals for the addition of renewable resources;
•the availability of federal production and investment tax credits related to renewable energy and Ameren Missouri’s ability to use such credits; the cost of wind, solar, and other renewable generation and storage technologies; and our ability to obtain timely interconnection agreements with the MISO or other regional transmission organizations at an acceptable cost for each facility;
•advancements in carbon-free generation and storage technologies, and constructive federal and state energy and economic policies with respect to those technologies;
•labor disputes, work force reductions, changes in future wage and employee benefits costs, including those resulting from changes in discount rates, mortality tables, returns on benefit plan assets, and other assumptions;
•the impact of negative opinions of us or our utility services that our customers, investors, legislators, or regulators may have or develop, which could result from a variety of factors, including failures in system reliability, failure to implement our investment plans or to protect sensitive customer information, increases in rates, negative media coverage or concerns about environmental, social, and/or governance practices;
•the impact of adopting new accounting guidance;
•the effects of strategic initiatives, including mergers, acquisitions, and divestitures;
•legal and administrative proceedings; and
•acts of sabotage, war, terrorism, or other intentionally disruptive acts.

New factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained or implied in any forward-looking statement. Given these uncertainties, undue reliance should not be placed on these forward-looking statements. Except to the extent required by the federal securities laws, we undertake no obligation to update or revise publicly any forward-looking statements to reflect new information or future events. # # #

AMEREN CORPORATION (AEE)
CONSOLIDATED STATEMENT OF INCOME
(Unaudited, in millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Operating Revenues:
Electric	$1,065	$1,053	$4,911	$4,981
Natural gas	263	263	883	929
Total operating revenues	1,328	1,316	5,794	5,910
Operating Expenses:
Fuel	90	126	490	535
Purchased power	130	116	513	556
Natural gas purchased for resale	89	95	272	331
Other operations and maintenance	421	444	1,661	1,745
Depreciation and amortization	276	250	1,075	995
Taxes other than income taxes	111	106	483	481
Total operating expenses	1,117	1,137	4,494	4,643
Operating Income	211	179	1,300	1,267
Other Income, Net	34	31	151	130
Interest Charges	108	91	419	381
Income Before Income Taxes	137	119	1,032	1,016
Income Taxes	21	24	155	182
Net Income	116	95	877	834
Less: Net Income Attributable to Noncontrolling Interests	1	1	6	6
Net Income Attributable to Ameren Common Shareholders	$115	$94	$871	$828

Earnings per Common Share – Basic	$0.47	$0.38	$3.53	$3.37

Earnings per Common Share – Diluted	$0.46	$0.38	$3.50	$3.35

Weighted-average Common Shares Outstanding – Basic	247.4	246.0	247.0	245.6
Weighted-average Common Shares Outstanding – Diluted	249.7	247.5	248.7	247.1

AMEREN CORPORATION (AEE)
CONSOLIDATED BALANCE SHEET
(Unaudited, in millions)

	December 31, 2020	December 31, 2019
ASSETS
Current Assets:
Cash and cash equivalents	$139	$16
Accounts receivable - trade (less allowance for doubtful accounts)	415	393
Unbilled revenue	269	278
Miscellaneous accounts receivable	65	63
Inventories	521	494
Current regulatory assets	109	69
Other current assets	135	118
Total current assets	1,653	1,431
Property, Plant, and Equipment, Net	26,807	24,376
Investments and Other Assets:
Nuclear decommissioning trust fund	982	847
Goodwill	411	411
Regulatory assets	1,100	992
Other assets	1,077	876
Total investments and other assets	3,570	3,126
TOTAL ASSETS	$32,030	$28,933
LIABILITIES AND EQUITY
Current Liabilities:
Current maturities of long-term debt	$8	$442
Short-term debt	490	440
Accounts and wages payable	958	874
Interest accrued	114	94
Current regulatory liabilities	121	164
Other current liabilities	489	491
Total current liabilities	2,180	2,505
Long-term Debt, Net	11,078	8,915
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes and investment tax credits, net	3,211	2,919
Regulatory liabilities	5,282	4,887
Asset retirement obligations	696	638
Pension and other postretirement benefits	37	401
Other deferred credits and liabilities	466	467
Total deferred credits and other liabilities	9,692	9,312
Ameren Corporation Shareholders’ Equity:
Common stock	3	2
Other paid-in capital, principally premium on common stock	6,179	5,694
Retained earnings	2,757	2,380
Accumulated other comprehensive loss	(1)	(17)
Total Ameren Corporation shareholders’ equity	8,938	8,059
Noncontrolling Interests	142	142
Total equity	9,080	8,201
TOTAL LIABILITIES AND EQUITY	$32,030	$28,933

AMEREN CORPORATION (AEE)
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in millions)

	Year Ended December 31,
	2020	2019
Cash Flows From Operating Activities:
Net income	$877	$834
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,085	1,002
Amortization of nuclear fuel	68	79
Amortization of debt issuance costs and premium/discounts	22	19
Deferred income taxes and investment tax credits, net	148	167
Allowance for equity funds used during construction	(32)	(28)
Stock-based compensation costs	21	20
Other	22	(14)
Changes in assets and liabilities	(484)	91
Net cash provided by operating activities	1,727	2,170
Cash Flows From Investing Activities:
Capital expenditures	(2,669)	(2,411)
Wind generation expenditures	(564)	—
Nuclear fuel expenditures	(66)	(31)
Purchases of securities – nuclear decommissioning trust fund	(224)	(256)
Sales and maturities of securities – nuclear decommissioning trust fund	183	260
Purchase of bonds	—	(207)
Proceeds from sale of remarketed bonds	—	207
Other	11	3
Net cash used in investing activities	(3,329)	(2,435)
Cash Flows From Financing Activities:
Dividends on common stock	(494)	(472)
Dividends paid to noncontrolling interest holders	(6)	(6)
Short-term debt, net	50	(157)
Maturities of long-term debt	(442)	(580)
Issuances of long-term debt	2,183	1,527
Issuances of common stock	476	68
Employee payroll taxes related to stock-based compensation	(20)	(29)
Debt issuance costs	(20)	(17)
Net cash provided by financing activities	1,727	334
Net change in cash, cash equivalents, and restricted cash	125	69
Cash, cash equivalents, and restricted cash at beginning of year	176	107
Cash, cash equivalents, and restricted cash at end of year	$301	$176

AMEREN CORPORATION (AEE)
OPERATING STATISTICS

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Electric Sales - kilowatthours (in millions):
Ameren Missouri
Residential	3,099	3,173	13,267	13,532
Commercial	3,115	3,272	13,117	14,269
Industrial	1,036	983	4,158	4,242
Street lighting and public authority	25	27	88	99
Ameren Missouri retail load subtotal	7,275	7,455	30,630	32,142
Off-system	929	1,647	7,578	5,477
Ameren Missouri total	8,204	9,102	38,208	37,619
Ameren Illinois Electric Distribution
Residential	2,612	2,675	11,491	11,675
Commercial	2,787	3,039	11,414	12,341
Industrial	2,563	2,788	10,674	11,587
Street lighting and public authority	106	114	442	491
Ameren Illinois Electric Distribution total	8,068	8,616	34,021	36,094
Eliminate affiliate sales	(18)	—	(322)	(84)
Ameren total	16,254	17,718	71,907	73,629
Electric Revenues (in millions):
Ameren Missouri
Residential	$262	$269	$1,373	$1,403
Commercial	197	214	1,025	1,157
Industrial	54	52	261	278
Other, including street lighting and public authority	60	25	155	127
Ameren Missouri retail load subtotal	$573	$560	$2,814	$2,965
Off-system	25	32	170	144
Ameren Missouri total	$598	$592	$2,984	$3,109
Ameren Illinois Electric Distribution
Residential	$203	$208	$867	$848
Commercial	121	127	486	497
Industrial	33	33	124	127
Other, including street lighting and public authority	8	1	21	32
Ameren Illinois Electric Distribution total	$365	$369	$1,498	$1,504
Ameren Transmission
Ameren Illinois Transmission(a)	$76	$71	$329	$288
ATXI	47	42	194	176
Ameren Transmission total	$123	$113	$523	$464
Other and intersegment eliminations	(21)	(21)	(94)	(96)
Ameren total	$1,065	$1,053	$4,911	$4,981
(a)Includes $13 million, $15 million, $52 million and $62 million, respectively, of electric operating revenues from transmission services provided to the Ameren Illinois Electric Distribution segment.

AMEREN CORPORATION (AEE)
OPERATING STATISTICS

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Gas Sales - dekatherms (in millions):
Ameren Missouri	6	6	20	21
Ameren Illinois Natural Gas	50	57	173	185
Ameren total	56	63	193	206
Gas Revenues (in millions):
Ameren Missouri	$38	$36	$125	$134
Ameren Illinois Natural Gas	227	229	760	797
Eliminate affiliate revenues	(2)	(2)	(2)	(2)
Ameren total	$263	$263	$883	$929
		December 31, 2020		December 31, 2019
Common Stock:
Shares outstanding (in millions)		253.3		246.2
Book value per share		$35.29		$32.73